264 Putnam Asset Allocation Conservative Portfolio Fund attachment 3/31/10 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		13,406
Class B		1,230
Class C		1,391

72DD2 (000s omitted)

Class M		323
Class R		106
Class Y		21,181

73A1

Class A		0.331
Class B		0.299
Class C		0.299

73A2

Class M		0.310
Class R		0.319
Class Y		0.343

74U1 (000s omitted)

Class A		41,319
Class B		3,958
Class C		4,730

74U2 (000s omitted)

Class M		1,046
Class R		334
Class Y		62,516

74V1

Class A		8.96
Class B		8.89
Class C		8.88

74V2

Class M		8.88
Class R		9.13
Class Y		8.98


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.